Addendum to Management
                         Agreement between Lord Abbett
                   Research Fund, Inc. and Lord, Abbett & Co.
                   Dated December 12, 2001 (the "Agreement")


     Lord, Abbett & Co. and Lord Abbett Research Fund, Inc. (the "Corporation") on behalf of a series of the Corporation, Lord Abbett America's Value Fund ("Series") do hereby agree that the annual management fee rate for the Series with respect to paragraph 2 of the Agreement shall be .75% of 1% of the value of the Series' average daily net assets.

     For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Series.



                               LORD, ABBETT & CO.


                          BY: /s/ PAUL A. HILSTAD
                                    Partner


                         LORD ABBETT RESEARCH FUND, INC.
                 (on behalf of Lord Abbett America's Value Fund)


                          BY: /s/ CHRISTINA T. SIMMONS
                                 Vice President



Dated:  December 14, 2001